UPLOADED ONTO www.sec.gov

EDGAR File No.: 10457

SEC CIK # 0001579586

FEBRUARY 14, 2016

JOBS ACT / REGULATION A
FINDERS  SALES COVER AGREEMENT

FINGER LAKES REGION RURAL BROADBAND COMPANY, INC.

By and between:

Tony Ramos, Issuers Representative
FINGER LAKES REGION RURAL
BROADBAND COMPANY, INC., Issuing Company
1050 Connecticut Ave., NW
Suite 500
Washington, DC 20036
202-236-3427
www.urbroadband.com
tramos@urbroadband.com

and

Philip Wright, CFA, Managing Director
BrokerBank Securities, Inc.
 12800 Whitewater Drive
Suite 100
Minnetonka, Minnesota 55343-9406
952-484-0083 and 952-943-3925
 ppwright@brokerbanksecurities.com














IN CONSIDERATION OF and as a condition of the parties entering into this Finder's Sales Cover Agreement (Agreement) , and other valuable consideration, the receipt and sufficiency of which consideration is acknowled ged, the parties to this Agreement agree as follows:

I.                Preamble

This Agreement is made pursuant to the rules and regulations as set forth at: https://drive.google.com/file/d/0BxfFvX3PZFjzZTFpeUpTTEhUWjA/view?usp=sharing
The link shown above provides the text of the rules that govern this Agreement , such rules otherwise bearing the title: Amendments for Small and Additional Issues Exemptions Under the Securities Act (Regulation A).

As set forth in the said rules, this is a material contract, as defined here, and therefore, will be filed as an exhibit to the amended offering circular and the amended Form 1-A that registers the finder.

This Agreement, is made in compliance with said rules, and subject to any exceptions, and further subject to the omission of any items which are permitted to be omitted by the said rules, where said items may be included in any supplemental agreement by and between the parties.
This Agreement, with electronic signatures will, therefore, be uploaded as an Exhibit to the existing and qualified Form 1-A, bearing SEC file number:
10457, and CIK number: 0001579586.




II. The parties

This Agreement is made and entered into by and between:

The Issuer, Finger Lakes Region Rural Broadband Company, Inc., and the finder[a], BrokerBank Securities, Inc., as finder.


 III. Type of Agreement

An Agreement whose plan of distribution requires the Issuer to cause the securities to land directly in the hands of the investor, which is an event that is triggered by the dealer consummating a sale, collecting the shares price, and transferring the net proceeds to the Issuer.



IV.  Finders Fee for Sales Involving Finder

A.            Finders Fee


The Finder's Fee will be 1.9% of the total value of sales by the Issuer to the investor in each sale referred by the finder.

B.            Payments


Finder's fees apply to the total value of purchases by the investor for a period twelve months from the date of the investor's referral and subsequent first purchase.

V. Amendment of Item 4 of electronic Form 1-A

Upon signing this Agreement, the Issuer will, immediately, amend Item 4 of Form 1-A, to reflect the terms contained herein, and to otherwise make current Item 4 as to the finder.

To the extent, however, that Form electronic Form 1-A cannot be so amended so as to include all necessary information, in the event of other seller information being contained thereon, then the Issuer will amend the offering circular, including the table of contents, to reflect the information that is required for compliance with Item 4 as to the finder.







VI. Delivery - Access equals delivery

The parties to this Agreement will exercise the right to the access equals delivery rule.

Thus, the parties agree that, inasmuch as all offering documents are already posted on EDGAR, and inasmuch as the file number and CIK number of said offering documents appears on this Agreement, any investor or potential investor may access all such documents on EDGAR.

Further, the parties agree that, in accordance with amended Rule 251(d)(2)(ii) of existing Regulation A, the finder may also rely on the provisions for access equals delivery.

Finally, and however, the parties acknowledge that the Issuer has posted on its website at www.urbroadband.com, the SEC link to offering documents. Such link will direct any interested persons directly to the file number for this offering, which is: 10457 and the CIK number for this offering, which is:
0001579586.

VII. Blue Sky law compliance

The finder acknowledges that the Issuer is qualified under New York's General Business Law (Blue Sky), and that the issuer's representative, Tony Ramos, is qualified as a 'dealer' under said laws and regulations.

 VIII. Fees

To the extent necessary to comply with Item 4 of electronic Form 1-A the parties will insert applicable information:

Anticipated fees in connection with this offering and names of service providers:"

Name of Service Provider: BrokerBank Securities, Inc.




Sales Commissions: 1.9%


 To the extent, however, that the completion of this section of Item 4 of the online Form 1-A will make any section incomplete, the Issuer will amend the offering circular to note such section in the table of contents, and make such amended offering circular a part of its EDGAR file. T

IX. Other Agreements and Merger Clause

The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to this Agreement and to the subject thereof.

No representations or statements of any kind made by either party, which are not expressly stated herein, shall be binding on such party, subject to the following: to the extent that any other terms and conditions by and between the parties may better serve their needs, in that case, and in a manner not inconsistent with any of the terms of this Agreement, and not inconsistent or in violation of any of the rules shown on the Federal Register link that is a part of this Agreement, or with any Blue Sky laws, the parties may enter into such separate agreement, and may, at their option, incorporate any such agreement by reference into this Agreement.


X. Termination of the Agreement

The parties agree that they may terminate this agreement at any time, by providing an electronic mail message of termination to each of the respective representatives, as follows:

For the Issuer: Tony Ramos, Issuers Representative: tramos@urbroadband.com.









For the Finder:


Philip Wright, CFA, Managing Director
BrokerBank Securities, Inc.
 12800 Whitewater Drive
Suite 100
Minnetonka, Minnesota 55343-9406
952-484-0083 and 952-943-3925
 ppwright@brokerbanksecurities.com





Upon any such termination, the parties agree to the following:

        A . Fees due: any fees already under contract due to the finder will be paid to the finder;

        B . Any sales leads for which an ultimate sale is made within 30
		days from the date of termination, will be honored by the Issuer
		as if they were made by the finder, and the full fee will be paid
		to the finder, upon the condition, however, that the finder notify
		the potential investor of the separation, and also provide to the
		Issuers representative, Mr. Ramos, the contact information for said
		potential investor. Such fees will be honored only for the potential
		sale that was under sales action by the finder at the time of the
		termination.


XI. Governing law

This Agreement shall be construed in accordance with the laws and regulations governing securities in the State of New York.

XII. DISPUTES AND MEDIATION

If a dispute arises out of or relates to this contract, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. If mediation fails, the parties agree that all actions and proceedings arising out of this Finder's Sales Cover Agreement or any of the transactions contemplated hereby shall be brought in the United States District Court in New York, and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court.

XIII. Signatures

Note: In order to comply with the electronic signature requirement of JOBS Act/ Regulation A, the parties provide their electronic signatures below, and agree to maintain in their archives the original signature pages showing the actual signature of their representatives, or an authenticated copy thereof.

IN WITNESS HEREOF, the parties have duly affixed their signatures as proof of their acceptance of the terms and conditions of this Agreement:

For the Issuer:

By: Tony Ramos
By my signature here in green I certify that
I signed this document  electronically as authorized by 15 U.S.C. 96




__________________________________________
Tony Ramos, Issuers Representative
 Date: 2/14/2017

For the Finder:

        By: Philip Wright
By my signature here in blue I certify that
I signed this document  electronically as authorized by 15 U.S.C. 96


___________________________________________
Philip Wright, CFA, Managing Director
Date:  2/14/2017


[a]Phil, I'm changing 'broker' to 'finder' thoughout. Forgot to do that.
Stand by.